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Exhibit 12.1                                   McCAW CELLULAR COMMUNICATIONS, INC.
                                                     AND SUBSIDIARY COMPANIES
                                    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                                  AND PREFERRED STOCK DIVIDENDS
                                     Years Ended December 31, 1989, 1990, 1991, 1992 and 1993
                                                          (in thousands)
                                                                                       Without                Without
                                                                                       Contel                BellSouth
                                         Year Ended December 31,                        Gain      Proforma      Gain
                                  1989       1990      1991      1992         1993      1990        1990(1)     1991
                                  ----       ----      ----      ----         ----     ------     ---------  ---------
Earnings:
 Income (loss) from
    continuing operations
    before tax benefit
    (expense), minority
    interest, extraordinary
    item and cumulative
    effect of the change
    in accounting for
    income taxes(2)           ($296,558)   $770,417($153,536) ($169,949)   $103,002  ($386,974)  ($562,515)  ($396,813)
 Add:
 (i)    Fixed charges as
          described below
          (without mandatory
          repurchase obligation
          and provision for
          preferred stock
          dividend of a
          subsidiary)           252,156    506,535   590,292    505,584    412,280     506,535     619,477     590,292
 (ii)   Equity in losses and
          undistributed income
          of less than 50%
          owned unconsolidated
          investees              (6,886)    12,819    36,941     49,722     27,166      12,819      14,643      36,941
 (iii)  Minority interests in
          net income of
          consolidated
          subsidiaries                     (32,165)  (14,000)   (16,349)   (14,055)    (32,165)     (3,602)    (14,000)
  (iv)  Equity in loss of less
          than 50% owned entity
          for which registrant
          has guaranteed debt.                                              (4,250)
 (v)(vi)          N/A
                                 -------    -------   -------    -------    -------     -------     -------     -------

Exhibit 12.1 (con't.)
                                             McCAW CELLULAR COMMUNICATIONS, INC.
                                                     AND SUBSIDIARY COMPANIES
                                    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                                  AND PREFERRED STOCK DIVIDENDS
                                     Years Ended December 31, 1989, 1990, 1991, 1992 and 1993
                                                          (in thousands)

                                                                                       Without                Without
                                                                                       Contel                BellSouth
                                        Year Ended December 31,                        Gain       Proforma      Gain
                                  1989       1990      1991      1992        1993       1990        1990(1)     1991
                                  ----       ----      ----      ----        ----      -------    ---------   --------
 Earnings, for computation
    purposes                   $(51,288) $1,257,606  $459,697   $369,008   $524,143    $100,215     $68,003    $216,420
                                -------   ---------  --------   --------   --------    --------     -------    --------
Combined fixed charges and
 preferred stock dividends:
    Interest on indebtedness    245,523    496,602   577,992    490,040    394,327     496,602     609,544     577,992
    Accretion of mandatory
        repurchase obligation    18,367     21,210    18,445      7,020        --       21,210      21,210      18,445
    Provision for preferred
        stock dividend of
        a subsidiary                        79,315   203,485    203,485    216,613      79,315     203,485     203,485
    Interest inherent in
        operating leases          6,633      9,933    12,300     15,544     17,953       9,933       9,933      12,300
                                  -----      -----    ------     ------     ------       -----       -----      ------
    Combined fixed charges
        and preferred stock
        dividends, for
        computation purposes    270,523    607,060   812,222    716,089    628,893     607,060     844,172     812,222
                               --------   --------  --------   --------   --------    --------    --------    --------
Excess of combined fixed charges
 and preferred stock dividends
 over earnings                ($321,811)       N/A ($352,525) ($347,081) ($104,750)  ($506,845)  ($776,169)  ($595,802)
                               =========  ========= =========  =========  =========   =========   =========   =========

Ratio of earnings to combined
 fixed charges and preferred
 stock dividends                     N/A      2.07        N/A        N/A        N/A         N/A         N/A

(1) Assumes the Contel Transaction, the LIN Acquisition and the Metromedia Transaction had been completed as of January
    1, 1990, and excluding the gains recognized on the Contel Transaction and Metromedia Transaction and certain other non-recurring charges.
(2) Income from continuing operations for 1993 excludes $79.4 million in nonrecurring charges associated with the McCaw
    Bank Credit Facilities.
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